Exhibit 99.1

IKON COMPLETES RENEWAL OF U.S. LEASE PROGRAM RELATIONSHIP WITH GE CAPITAL SOLUTIONS

FOR RELEASE: TUESDAY, JUNE 26, 2007

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that it has entered into a definitive agreement with GE Capital Solutions for the previously announced renewal of its lease program relationship in the United States, which was scheduled to expire in 2009.

Under the terms of the definitive agreement, the parties have extended their current lease program agreement through fiscal year 2014, and GE Capital Solutions will continue to serve as IKON’s preferred financing source in the United States. In consideration of the renewal, IKON will receive enhanced lease origination fees, while continuing to share in gains on lease-end activities.

As previously announced, IKON currently anticipates that the transaction will generate approximately $170 million to $200 million of aggregate incremental operating income during its fiscal years 2009 through 2014 compared to the renewal terms in the original agreement. IKON does not expect the renewal to have a material impact on its projected lease program financial results for fiscal years 2007 or 2008.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta, Kyocera Mita and HP, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements include, but are not limited to, statements relating to our financial expectations as a result of the renewal of our leasing program.  Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct.  Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the Securities and Exchange Commission.  As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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